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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                           December 6, 2000

         FORT MILL, SC - Springs Industries, Inc. (NYSE:SMI) announced today it would eliminate some production at its Katherine and Elliott plants in Chester County, SC, in February 2001, affecting approximately 320 people.

         "While we regret having to make the difficult decision to phase out this production, we are going to work diligently to place every affected associate into a job at other Springs facilities in the area," said William K. Easley, senior vice president of Springs and president of textile manufacturing. "By continuing to invest in modern technology and replace or eliminate more costly manufacturing, we are able to produce more yarn and fabric at fewer facilities and keep our domestic facilities competitive in this very demanding industry."

         Outdated yarn spinning will be eliminated at the Katherine and Elliott plants. In addition, some narrow looms, which are not compatible with newer fabrication equipment, will be phased down at the Katherine Plant.

         The company will make every effort to provide jobs for associates, including preference for job openings in nearby Springs facilities. All job openings will be posted at the affected facilities and additional support services such as personal assistance, job training and retraining and a job hot line will be available. In the event that a position is not available for an affected associate, severance pay will be offered in addition to unemployment benefits.

         Springs will record a one-time after-tax charge of approximately $1.8 million, or $0.10 per diluted share, during the fourth quarter of 2000. This charge includes $1.1 million related to non-cash asset write-offs and $0.7 million for severance costs associated with discontinuing the production. The company expects that its annual after-tax operating costs will be improved by $2.2 million compared with continuing to operate this outdated equipment. Including one-time transition costs and a partial-year benefit, after-tax operating costs will be improved by $1.1 million in 2001.

         Over the past five years, Springs has invested over $54 million at the Katherine Plant on state-of-the-art air jet spinning and weaving, making it one of the most modern bedding manufacturing plants in the country. Also, the Elliott Plant recently completed a $20 million installation of modern air jet weaving equipment.


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         The Katherine Plant will employ 675 associates and the Elliott Plant will employ 160 after the phase down is completed. These plants are two of Springs' 10 facilities in the area that manufacture bedding products.

         Springs Industries (NYSE: Ticker Symbol SMI) supplies leading retailers with a complete line of sheets, towels, comforters, window treatments and other coordinated home fashions designed to simplify home decorating for every consumer. Our major brands are Wamsutta(R), Springmaid(R), Graber(R), Bali(R), Nanik(R), and Dundee(R). Springs also markets bed and bath products for institutional and hospitality customers, home sewing fabrics, and baby bedding and baby apparel products. The company operates facilities in 13 U.S. states and owns marketing and distribution subsidiaries in Canada and Mexico.

         THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF APPLICABLE SECURITIES LAWS. THESE STATEMENTS ARE BASED UPON THE COMPANY'S CURRENT EXPECTATIONS AND ASSUMPTIONS, WHICH ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES INCLUDING THE ABILITY OF THE COMPANY TO MEET ITS COST-REDUCTION GOALS, ALONG WITH OTHER FACTORS WHICH ARE DISCUSSED IN CERTAIN OF THE COMPANY'S SEC FILINGS.

                                 WWW.SPRINGS.COM


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